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Exhibit 10.38

STANDARD COMMERCIAL LEASE

        This LEASE is made this 7th day of June, 2000 by and between MID-WEST TERMINAL WAREHOUSE COMPANY, a Missouri corporation (hereinafter "LESSOR"), and MUSICIAN'S FRIEND, INC. a Delaware corporation (hereinafter "LESSEE").

WITNESSETH:

        WHEREAS, LESSOR is the fee simple owner of certain real property located in Kansas City, Jackson County, Missouri, legally described in Exhibit "A" attached hereto and made a part hereof and commonly known and numbered as 1491 North Universal Avenue, Kansas City, Missouri 64120, together with the building constructed thereon consisting of 141,180 square feet and the other improvements located thereon and the appurtenances thereunto belonging (collectively the "Premises"); and

        WHEREAS, LESSOR has agreed to lease the Premises to LESSEE and LESSEE has agreed to lease the Premises from LESSOR on the terms stated herein.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, LESSOR and LESSEE hereby covenant and agree as follows:

        1.    PREMISES:    LESSOR leases the Premises to LESSEE, and LESSEE leases the Premises from LESSOR The Premises shall be used only for the receipt, storage, shipment, repair, re-packaging, shipment, processing, and sale of musical instruments, related equipment, accessories, and softgoods products, as well as the retail sale of such goods and services incidental to the overall use of the building, and for no other purpose, without LESSOR'S prior written consent, which shall not be unreasonably withheld.

        2.    RENT:    LESSEE agrees to pay as base rent and additional charges for the premises, $4.02 per square foot per year (base rent $3.27 per square foot, additional charges $0.35 per square foot, and taxes $0.40 per square foot)—(Five Hundred Sixty-Seven Thousand Five Hundred Forty-Three Dollars and 60/100 per year or Forty-Seven Thousand Two Hundred Ninety-Five Dollars and 30/100 per month).

          2.1.  In addition to the base rent LESSEE agrees to pay as additional rent for Tenant Improvements $0.42 per square foot per year (Fifty-Nine Thousand Two Hundred Ninety-Five Dollars and 60/100 per year or Four Thousand Nine Hundred Forty-One Dollars and 30/100 per month). LESSOR shall provide Tenant Improvements at LESSOR'S expense. (See Exhibit "C", attached hereto)

          2.2.  All rent payments are due and payable on the first day of each calendar month, commencing on the second month, during the term of this Lease. Any rent payments due received by LESSOR more than fifteen (15) days late, after written notice, shall bear interest from the dates they are due until the dates they are paid, at a rate of ten percent (10%) per annum.

        3.    TERM:    This Lease shall be for a primary term commencing on July 1, 2000 and ending at midnight on June 30, 2007.

          3.1.  If LESSEE has the need to lease and operate a single complex in excess of approximately 375,000 square feet and LESSOR is not able to provide a building expansion then LESSEE shall have the option to cancel the existing seven year Lease on the 141,180 square foot facility on June 30, 2003. Should LESSEE exercise this option then LESSEE will reimburse LESSOR for the unamortized portion of the Tenant Improvements and real estate commissions required in the Lease, provided however that such amount shall not exceed $389,800.00 (Three Hundred Eighty-Nine Thousand Eight Hundred Dollars and no/100). No additional penalties shall apply should LESSEE decide to exercise this option.

        4.    DELIVERY AND ACCEPTANCE OF PREMISES:    LESSOR represents, warrants, and covenants, that the existing plumbing, electrical, HVAC system, if any, exterior walls, foundation, roof, load bearing walls, and retaining walls for the Premises are in good working order and comply with all City, State, and Federal building requirements as of the date of this Lease. Further, LESSOR warrants that the Premises are free of any "Hazardous Substance" as defined in Section 11.3. LESSOR represents, warrants and covenants that the structural integrity of the Premises is free from any patent and latent defects.

        5.    UTILITIES:    LESSEE agrees to furnish all utilities and pay all electric, gas, water, fuel and sewer company charges, as well as all charges for any additional services or other utilities used on or assessed against the Premises.

          5.1.  LESSOR shall ensure that all utilities for the Premises and any addition are separately metered from those provided other areas of the same building not leased to LESSEE.

        6.    LICENSING AND FEES:    LESSEE shall obtain all necessary licensing and registrations for the use and operation of the Premises, and shall pay when due all license and registration fees.

        7.    TAXES:    The following provisions shall apply:

          7.1.  State and county real estate taxes for the Property during the calendar year [2000] ("Base Year") are $0.40 per square foot or Fifty-Six Thousand Four Hundred Seventy-Two Dollars and no/100 ($56,472.00), and city real estate taxes for the Property during the Base Year are Zero Dollars ($0.00). LESSEE agrees to pay as additional rent all amounts by which the real estate taxes may exceed these amounts in future years during the term of this Lease. If LESSOR receives a real estate tax bill for amounts exceeding the amounts stated above, LESSOR shall forward a copy of the bill to LESSEE, together with a letter stating the amount of the excess, and within thirty (30) days of bill's due date, LESSEE shall pay the excess amount to LESSOR. LESSOR shall pass through to LESSEE, prior to the date of such taxes, all future applicable tax abatements due to Premises being located in an enterprise zone. LESSOR shall rebate to LESSEE all amounts that real estate taxes are less than the above estimated amounts, within thirty (30) days of LESSOR being notified of tax amounts.

          7.2.  LESSEE shall timely pay or cause to be paid when due all personal property, sales, use and other taxes or assessments, general or special, now or hereafter imposed by any federal, state, or local government on the Premises or on the ownership, lease, sale, possession or use of the Premises, whether the same are assessed against LESSOR or LESSEE. If any such tax is assessed against LESSOR, LESSOR shall provide LESSEE with written notice of the assessment. Upon reasonable demand, LESSEE shall provide LESSOR with proof of all required payments.

        8.    INSURANCE:    The following provisions shall apply:

          8.1.  LESSOR shall obtain "All Risk" Property Insurance on the Property, including fixtures and non-removable tenant improvements in such amount as LESSOR deems sufficient. LESSEE shall cooperate with LESSOR so that the lowest insurance rating can be obtained. If the insurance rates published by the Insurance Service Office of the State of Missouri are increased as the result of any activities or hazards introduced by LESSEE, then LESSEE shall pay the amount by which the insurance premiums are increased because of such activities or hazards.

          8.2.  The "All Risk" Property Insurance premiums on the Property during the calendar year [2000] ("Base Year") will total Seven Thousand Fifty-Nine Dollars and no/100 ($7,059.00). LESSEE agrees to pay as additional rent all amounts by which the insurance premiums may exceed, for whatever reason, this amount in future years during the term of this Lease. If LESSOR receives an Insurance Premium Bill for an amount exceeding the amount stated above, LESSOR shall forward a copy of the bill to LESSEE, together with a letter stating the amount of the excess, and within thirty (30) days of the bill's due date, LESSEE shall pay the applicable excess amount to LESSOR. LESSOR shall rebate to LESSEE all amounts that are less than the above stated amounts within thirty (30) days of receiving Insurance Premium Bill.

          8.3.  At its sole cost and expense, LESSEE shall purchase and maintain commercial general liability insurance on the Premises, including a property damage provision, insuring against liability for injury to persons or property occurring on or about the Premises or arising out of the ownership, maintenance, use or occupancy of the Premises. The insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) combined single limit per occurrence, and a general policy aggregate of not less than Three Million Dollars ($3,000,000.00) if such aggregate applies to this policy.

          8.4.  All policies of liability insurance obtained now or at any future time by LESSEE, must insure the interest of LESSOR as Additional Insured under the form of endorsement which makes the coverage thereunder primary insurance as regards LESSOR, and non-contributory with any other insurance carried by LESSOR, shall include a long form non-contributory clause naming LESSOR, as well as LESSEE, as an insured. The policies shall also provide that LESSOR be given at least thirty (30) days notice before any cancellation or material modification of the policy.

          8.5.  Upon request, LESSEE shall furnish to LESSOR Certificates of Insurance evidencing the insurance coverage required by these provisions, and providing that LESSOR shall receive 30 days' notice of cancellation or material change in coverage. Upon reasonable request, LESSEE shall furnish LESSOR with a copy of the Premium Bill and evidence of payment. Upon request, LESSOR shall furnish the LESSEE Certificates of Insurance, Premium Bill, and evidence of payment. LESSEE shall receive thirty (30) days' notice of cancellation or material change in coverage.

          8.6.  In the event of casualty damage to the Premises, LESSEE shall promptly report the damage to LESSOR and LESSOR shall make whatever claim against the insurance company LESSOR deems advisable. LESSEE shall cooperate in connection with the claim. In the event of either damage to the Premises by casualty or an assertion of liability, and if LESSEE is carrying the applicable insurance policy, LESSEE shall promptly report the same to the applicable insurance company and make a claim for insurance proceeds, delivering to LESSOR a copy of the claim. Any insurance proceeds shall be applied to the rebuilding or repair of the property, with any excess paid to LESSOR or disbursed as LESSOR deems appropriate.

        9.    LIENS AND ENCUMBRANCES:    This Lease shall be subject and subordinate to any present or future mortgages, deeds of trust, and other liens or encumbrances executed or consented to by LESSOR, which do not materially adversely affect LESSEE'S use of the Premises. The holder of any such mortgage, deed of trust, lien or encumbrance may notify LESSEE in writing of its interest, and in such event LESSEE shall send copies of all notices or communications regarding this Lease to the holder of the mortgage, deed of trust, lien or encumbrance. Such holder shall be entitled to take any action or exercise any rights reserved to LESSOR under this Lease. LESSEE shall, within ten (10) days after receipt of a request therefor, execute and deliver to LESSOR and the holder of such a mortgage, deed of trust, lien or other encumbrance, an estoppel certificate and/or agreement evidencing the subordination of this Lease as described above, which estoppel certificate and/or agreement shall be in form satisfactory to LESSOR and such holder. (see Exhibit "B", attached hereto)

          9.1.  LESSEE shall not encumber or permit the encumbrance of the Premises or this leasehold estate by any mortgage, deed of trust, assignment, security interest, lien or other charge, without LESSOR'S prior written consent, which consent shall not be unreasonably withheld.

          9.2.  This Lease does not require LESSEE to improve the Premises or construct any improvements or additions on the Premises. Any improvements or additions to the Premises, which LESSEE might make or permit, are for the sole use of LESSEE and will not benefit LESSORS reversion. LESSEE is not, and shall not be deemed to be, the agent of LESSOR in contracting or arranging for any improvements to the Premises or any construction on the Premises. Additional provisions relating to alterations and improvements are contained in Section 13 of this Lease.

          9.3.  LESSEE shall promptly pay all bills for labor done or material or equipment supplied for any construction or repair work done on the Premises. Failure to promptly pay any such bills shall be a default under this Lease. LESSEE shall defend and indemnify LESSOR from all liability, damages or expense resulting from any mechanic's lien claims affecting the portion of the Premises constructed or improved by LESSEE.

        10.    MAINTENANCE AND REPAIR:    LESSOR shall repair and maintain the roof, exterior walls, structure, foundation of any structures of the Premises, and parking areas and, driveways including the removal of snow and ice, as well as, repairing cracks and potholes in parking areas, sidewalks and driveways.

          10.1.    LESSEE shall have the obligation of maintaining all portions of the Premises which LESSOR is not specifically obligated to maintain under the above section. LESSEE shall maintain and keep in good working order all equipment, fixtures, and systems on the Premises, and shall perform routine repair and maintenance on the same, including without limitation all heating and air conditioning systems and equipment. In addition and without limitation, LESSEE shall use best efforts to protect water pipes; heating and air conditioning equipment, plumbing, fixtures, appliances, and sprinkler systems from becoming frozen and will ensure repair of same. LESSEE shall keep the Premises and all approaches, sidewalks, parking areas, truck pads, and adjacent alleys clean, sightly, and free of rubbish.

          10.2.    LESSEE shall be responsible for all window glass replacement, for maintenance of light fixtures and lamps throughout the Premises, for repair and routine maintenance of gas heaters, boilers, water pipes, plumbing apparatus and fixtures, gutters, downspouts, and all other portions of or equipment upon the Premises, including without limitation all mechanical systems which are a part of the Premises. LESSEE shall replace any worn or outdated equipment with new equipment of like quality and durability.

          10.3.    In particular, LESSEE shall maintain in good working condition the water sprinkler monitoring system, which is a part of the Premises, pay the monthly charge for such system, and promptly repair any damage, which may be suffered by the system.

        11.    USE OF PREMISES:    LESSEE may use the Premises for any purpose set forth in Section 1 of this Lease, which is not destructive of the Premises. LESSEE shall not, however, commit or allow any waste, nuisance, or other such act or omission to occur on the Premises, and shall not do any act or allow on the Premises any condition which may disturb the quiet enjoyment of those occupying surrounding properties, including without limitation any other tenants or occupants in the Building or on the Premises. LESSEE shall advise LESSOR in writing of any change in the nature of LESSEE'S use of the Premises.

          11.1.    LESSEE shall fully comply with all federal, state and local laws and regulations applicable to air emissions, water pollution, hazardous waste, hazardous materials, toxic materials, and underground storage tanks. LESSEE shall secure all permits, licenses and approvals necessary for its operations and shall remain in compliance with such permits. LESSEE shall notify LESSOR within two (2) days if LESSEE learns of any allegation that LESSEE'S operations are in violation of any requirement of any permit or any requirement to have a permit.

          11.2.    LESSEE shall not allow on the Premises any leakage, spillage or release of any hazardous substance, hazardous waste, petroleum, or toxic material as those terms are defined by federal or state law or regulation. If such a release should occur, LESSEE shall notify LESSOR of such fact within two (2) days. Furthermore, in such event, LESSEE shall promptly remove and clean up any such leakage, spillage or release, at its own cost, and LESSEE shall accomplish such removal and clean-up in strict compliance with all applicable laws, codes and regulations. LESSEE shall notify LESSOR within two (2) days if LESSEE receives notice of intent to sue, notice of violation, citation, warning or similar notification arising out of operations on the Premises. LESSEE shall notify LESSOR within two (2) days if LESSEE learns of any federal, state, or local agency investigation or inquiry concerning the Premises or LESSEE'S operations.

          11.3.    LESSEE shall not use all or any part of the Premises for the purpose of refining, producing, storing, handling, transferring, processing, or transporting any pollutants or contaminates or any Hazardous Substances or petroleum products in any manner which would result in a release or threatened release which could require response under applicable Environmental Regulations, nor shall LESSEE permit or suffer any other party to use all or any part of the Premises for any purpose forbidden herein. As used herein, the term "Hazardous Substances" shall mean ureaformaldehyde, polychlorinated biphenyls, asbestos, asbestos-containing materials, radioactive materials or wastes, petroleum products, or any other waste material or other substance which would subject the LESSOR as owner of the Property to any response costs, damages, penalties or liabilities under any applicable Environmental Regulations. The term "Environmental Regulations" as used herein means any federal, state or local laws, statutes, codes, ordinances, regulations, requirements or rules relating to any environmental matters, including the removal, handling, and disposal of hazardous or toxic waste materials.

          11.4.    LESSEE shall defend and indemnify LESSOR from and against, any and all claims, assertions, demands, judgments, penalties, fines, liabilities, costs, damages and expenses, including court costs and attorney's fees and expenses incurred by LESSOR, at any time, in any claim or action against or involving LESSEE or LESSOR resulting from (i) any breach of the covenants of

  LESSEE contained herein, (ii) any act or failure to act by LESSEE, its employees and assigns which results in a violation of or liability under any of the Environmental Regulations, or (iii) from the discovery of any Hazardous Substance in, upon, or over or emanating from the Premises as a result of acts or failures to act by LESSEE, its agents, employees and assigns. It is the intent of LESSOR and LESSEE that LESSOR shall have no liability or responsibility for damage or injury to human health, the environment or natural resources caused by, for abatement and/or clean-up of, or otherwise with respect to Hazardous Substances not caused by LESSOR.

        12.    PUBLIC REQUIREMENTS:    LESSEE shall comply with all laws, orders, regulations, ordinances and other public requirements at any time affecting the Premises or the use of the Premises.

        13.    ALTERATIONS:    At its sole expense, LESSEE may, but is not required to, make improvements, alterations or additions to the Premises. Any alterations shall be of good worlananship and material and shall not reduce the size or strength of the then existing improvements or of any load bearing wall or structural support. Any improvements, alterations, additions or fixtures placed on the Premises, whether or not permanently affixed to the Premises, other than trade fixtures, shall become a part of the realty, shall belong to LESSOR, and shall remain on and be surrendered with the Premises at the termination of this Lease, unless otherwise specifically agreed to in writing between LESSOR and LESSEE. No improvements, alterations or additions to the Premises, other than trade fixtures, shall be removed without LESSOR'S prior written consent, which consent shall not unreasonably be withheld. LESSEE shall repair all damage caused by any removal of any trade or other fixtures or additions. Notwithstanding the foregoing or anything else to the contrary, LESSEE shall not be permitted to place any underground storage tanks on or under the Premises.

        14.    ASSIGNMENT OR SUBLEASE:    LESSEE shall not assign this Lease, sublease the Premises, or allow anyone else to use or occupy any part of the Premises, without LESSOR'S prior written consent, which consent shall not unreasonably be withheld. LESSOR may assign this Lease to any subsequent purchaser of the Premises, and upon such assignment shall be released from all rights and obligations under this Lease arising thereafter such date of assignment, provided LESSOR uses best efforts to obtain a subordination and non-disturbance agreement similar in term to the attached Exhibit "B".

        15.    INSPECTION:    LESSOR and its agents may enter the Premises during normal business hours to examine the same and do anything required of LESSOR by this Lease, so long as LESSOR does not materially interfere with LESSEE'S business. During the last 120 days of the Lease term, LESSOR may display a "For Rent" sign on the Premises, and show the Premises to prospective tenants during normal business hours.

        16.    LESSEE'S PERSONALTY:    LESSOR shall not be liable for any loss or damage to any of LESSEE'S merchandise, personality or other property on or about the Premises, or for any lost profits of or consequential damage to LESSEE, regardless of the cause of the loss or damage, unless such loss or damage resulted from negligence or willful misconduct by LESSOR or LESSOR'S representatives or agents. LESSEE shall be responsible for any taxes or assessments made against LESSEE'S personal property, and shall defend and indemnify LESSOR against the same.

        17.    EMINENT DOMAIN:    If any substantial part of the Premises (affecting LESSEE'S operations) is taken under the power of eminent domain, conveyed in lieu of condemnation, or acquired for any public or quasi-public use, this Lease may be terminated by either party. The parties shall make their individual claims for the award, which shall be distributed according to law.

        18.    DAMAGE BY CASUALTY:    If a substantial part of the Premises is so damaged by fire or other casualty that the Premises are totally untenantable, LESSOR may at its sole option terminate this Lease. If the Lease is so cancelled, rent shall be paid only to the date of cancellation and LESSEE shall be given a reasonable amount of time to surrender the Premises to LESSOR.

          18.1.    If LESSOR does not elect to terminate this Lease in case of total untenantability, this Lease shall continue in full force and effect and LESSOR shall restore the Premises to at least their previous condition within a reasonable time. For that purpose, LESSOR and its agents and contractors may enter the Premises. Rent shall abate during the period of untenantability.

          18.2.    If the Premises are so damaged by fire or other casualty that tenantability is only partially disturbed, LESSOR shall restore the same to at least their previous condition within a reasonable time. For that purpose, LESSOR and its agents may enter the Premises, and rent shall abate in proportion and in duration equal to the partial untenantability of the Premises. No claims shall be made by or allowed to LESSEE by reason of any inconvenience or annoyance arising from the repair work.

          18.3.    In the event the Premises suffer any casualty damage, LESSEE shall within ten (10) days remove any debris or rubbish, remove its personal property from the damaged Premises, and clean the damaged Premises to facilitate repair or restoring operations.

        19.    DEFAULT BY LESSOR:    LESSEE shall give LESSOR written notice of any default by LESSOR. If (a) the default is not cured within thirty (30) days after LESSOR receives the written notice, or (b) LESSOR does not within that thirty (30) day time period take actions, which if continued with reasonable diligence, will cure the default, then LESSEE at its election may declare this Lease terminated after an additional period of thirty (30) days. If this Lease is rightfully terminated in accordance with this section, rent shall be paid only to the end of the second thirty (30) day period, or cure such default at LESSOR'S cost.

        20.    DEFAULT BY LESSEE:    The following provisions shall govern default by the LESSEE:

          20.1.    LESSEE will be in default under this Lease upon the happening of any one or more of the following events:

            20.1.1.    Failure of LESSEE to make any rent payment, and after five (5) days of receipt of written notice, when due or fully and timely perform any obligation contained in this Lease.

            20.1.2.    Any warranty, representation or statement made or furnished to LESSOR by or on behalf of LESSEE for the purpose of inducing the execution of this Lease or any other agreement between the parties proves to have been false in any material respect when made or furnished.

            20.1.3.    LESSEE is dissolved or its existence terminated; LESSEE becomes insolvent, its business fails, or a receiver is appointed for any of LESSEE'S property; or LESSEE makes an assignment for the benefit of its creditors or is the subject of any voluntary or involuntary bankruptcy or insolvency proceeding.

            20.1.4.    Any of the occurrences set forth in Section 20.1.3. of this Lease above occurs with respect to any guarantor or surety of LESSEE'S obligations.

            20.1.5.    LESSEE'S leasehold interest in the Premises are attached or taken under any court order or writ of execution.

          20.2.    If LESSEE defaults, LESSOR may enforce its rights by an action for rent and possession, unlawful detainer, or other legal remedy. LESSEE agrees that, notwithstanding LESSOR'S possession of the Premises, LESSEE shall remain liable for and shall pay LESSOR an amount equal to the entire rent payable to the end of the thenapplicable term of this Lease. This amount will become due and be payable monthly. In addition, LESSEE shall be liable for and shall pay to LESSOR any loss or deficiency sustained by LESSOR because of LESSEE'S default.

          20.3.    Notwithstanding LESSOR'S re-entry and possession of the Premises, LESSOR, upon LESSEE'S default, shall have the right, without notice to LESSEE, and without terminating this Lease, to make alterations and repairs for the purpose of reletting the Premises. LESSOR may relet or attempt to relet the Premises or any part of the Premises for the remainder of the then-applicable Lease term or for any longer or shorter period as opportunity may offer, to such persons and at such rent as may be obtained. In case the Premises are relet, LESSEE shall pay the difference between the amount of rent payable during the remainder of the term and the net rent actually received by LESSOR during the term after deducting all expenses for repairs, alterations, recovering possession and reletting the same, which difference shall accrue and be payable monthly.

          20.4.    No actions taken by LESSOR after LESSEE'S default shall be construed as indicating a termination of this Lease unless LESSOR so elects in writing.

          20.5.    At LESSOR'S election, after the applicable notice, LESSOR may cure any default of LESSEE by expending money, contracting for the making of repairs, purchasing insurance, or by any other actions. If LESSOR takes any such actions, LESSEE will promptly, upon demand, reimburse LESSOR for all of LESSOR'S expenses. All such expenses shall bear interest from the dates they are due until the dates they are paid, at a rate of 10 percent (10%) per annum.

          20.6.    LESSOR shall be entitled to recover from LESSEE all of LESSOR'S expenses in exercising any of its rights under this Lease, including without limitation LESSOR'S reasonable attorney's fees.

          20.7.    All of LESSOR'S remedies are cumulative, and may be exercised. successively or concurrently, at LESSOR'S election.

        21.    WAIVERS:    Any waiver, consent or approval on the part of LESSOR or LESSEE must be in writing, and shall be effective only to the extent specifically set forth in the writing. No delay or omission by LESSOR or LESSEE in the exercise of any right or remedy with respect to any one occasion shall impair LESSOR'S or LESSEE'S ability to exercise the right or remedy in the same or on another occasion.

        22.    NOTICES:    All notices or other communications shall be in writing signed by the sender, and shall either be (a) personally delivered or (b) mailed by certified mail, at or to the following addresses:

LESSOR:	Mid-West Terminal Warehouse Company 1700 N. Universal Avenue Kansas City, Missouri 64120 Attention: Mr. C. Rodney LaMothe, President
LESSEE:	Musician's Friend, Inc. 931 Chevy Way Medford, Oregon 97504 Attention: Mr. Jon White

          22.1.    Either party may change the address by written notice to the other. Notices shall be effective when received (if personally delivered) or three days after deposited in the United States Mail (if mailed by certified mail).

        23.    RETURN OF PREMISES:    At the termination of this Lease, LESSEE agrees to deliver to LESSOR the Premises and all mechanical systems and all LESSOR owned equipment and fixtures thereon, in good working order and condition, subject to normal wear and tear.

          23.1.    Should LESSEE fail to vacate the Premises at the termination of this Lease, LESSEE shall pay for each day of the holdover period one-hundred and ten percent (110%) of the then-applicable rent. All the terms and provisions of this Lease shall continue to apply. LESSEE will be a tenant at will during the holdover period. Nothing in this section shall be a waiver of or preclude the exercise of LESSOR'S remedies for LESSEE'S default. Should LESSEE'S holdover prevent LESSOR from fulfilling the terms of another lease, LESSEE shall defend and indemnify LESSOR from all direct and consequential damages for which LESSOR may be liable, or which LESSOR may suffer, as a result thereof.

        24.    QUIET ENJOYMENT:    Neither LESSOR nor LESSOR'S successors or assigns will disturb LESSEE in its quiet enjoyment of the Premises.

        25.    SIGNS:    LESSEE shall not place any signs or advertisements on the Premises without the written consent of LESSOR, which consent shall not be unreasonably withheld. Within 120 days prior to the termination of any Lease term, LESSOR may display signs advertising the rental of the Premises.

        26.    INDEMNITY:    LESSEE and LESSOR shall indemnify, defend and hold harmless each other from and against any and all damage, expense, claim, liability or loss, including reasonable attorneys' fees, arising out of or in any way connected to any condition, occurrence or event occurring on the Premises or arising out of any use of the Premises during the term of this Lease. This duty to indemnify and defend shall include but shall not be limited to damages, costs, liability, loss and expense including professional consultant, engineering or attorneys' fees incurred in responding to federal, state, or local laws, strict liability, or common law.

        27.    WAIVER OF SUBROGATION:    LESSOR and LESSEE each respectively waive all rights of recovery against the other and the other's agents, employees, permitted licensees and assignees, for any loss or damage to property or injury to or death of persons, to the extent the same is covered or indemnified by proceeds of any insurance, or for which reimbursement is otherwise received. This agreement, however, shall apply only so long as the parties' respective insurance companies expressly concur in this agreement and waive all subrogation rights. Each party shall have a continuing obligation to notify the other party if these waivers are not granted. Nothing in this section shall impose any greater liability upon the LESSOR than would have existed in the absence of this section.

        28.    ATTORNMENT:    Subject to the right of non-disturbance and acknowledgement of the terms and conditions of the Lease by such purchaser, LESSEE agrees to and does attorn to any successor to LESSOR'S interest in all or any part of the Premises, including without limitation any purchaser at any foreclosure sale of all or any part of the Premises.

        29.    BANKRUPTCY:    The following covenants are a part of this agreement:

          29.1.    The parties agree that this Lease has been entered into partly because of LESSOR'S judgment that LESSEE will be particularly able to perform the Lease covenants. LESSEE has substantial duties of performance under this Lease, apart from its mere financial obligations.

          29.2.    In the event any proceedings in bankruptcy are brought against LESSEE or affect LESSEE, and should an assumption of this Lease be attempted by the trustee or other party in violation of the above agreement, LESSOR will not have adequate assurance of performance, within the meaning of Section 365 of the Bankruptcy Code of 1978, as amended, unless the trustee or other party can demonstrate that itself or a substitute lessee will have the particular capacity to fulfill the non-monetary covenants of this Lease. LESSOR will not have adequate assurance of performance unless and until (a) LESSOR is allowed access to adequate financial and other information about the proposed lessee, including without limitation references from prior lessors, to satisfy itself that the trustee, other party or proposed lessee is fully able to assume the financial and personal covenants of LESSEE in this Lease, in full accordance with its terms, and (b) sufficient bonds or letters of credit are posted by the trustee, other party or proposed lessee to guarantee performance of the Lease obligations. The parties further agree that the definition of the term "adequate assurance" as set forth in Section 365(b) (3) of the Bankruptcy Code of 1978, as amended, shall apply to any determination of adequate assurance in connection with this Lease.

          29.3.    In the event any proceedings in bankruptcy are brought against LESSEE or affect LESSEE, the trustee or other party shall not be permitted to use, sell or lease any of the Premises, whether or not in the ordinary course of business, without providing adequate protection to LESSOR. The parties agree that the language in Section 361 of the Bankruptcy Code of 1978, as amended, shall be the exclusive definition of the tern "adequate protection" in connection with any use, sale or lease of the Premises. The cash payment referred to in that section shall mean the full payments required under this Lease, plus payment representing the value of LESSOR'S lost ability to use or lease the Premises; and the then "indubitable equivalent" as used in that section shall mean protection afforded by either grants of administrative expense priority, grants to LESSOR of ownership interests in a continuing business surviving the bankruptcy, or grants to LESSOR of protected securities issued by a continuing business surviving the bankruptcy, which completely compensate LESSOR for the loss of the present value (computed at the then market rate of interest for commercial loans) of LESSOR'S ability to use or lease the Premises.

          29.4.    The parties agree that because of the extreme financial importance to LESSOR of this transaction, LESSOR will be irreparably harmed by any stay of its collection efforts or the exercise of its remedies under this Lease.

        30.    SUCCESSORS AND ASSIGNS:    This Lease shall inure to the benefit of and be binding upon the heirs, estates, executors, administrators, receivers, custodians, successors and (in the case of LESSEE, permitted) assigns of the respective parties.

        31.    LIGHT:    This Lease does not grant any rights to light, view or air over adjacent properties. Any diminution of elimination of light, view or air by any structure, which may be erected on property adjacent to the Premises, shall not be a breach of, and shall not affect the rights and obligations of, the parties under this Lease.

        32.    RIGHT OF FIRST REFUSAL:    LESSEE shall have the right of first opportunity (the "Opportunity") to lease any space (the "First Opportunity Premises"), which becomes available at the Building on the terms set forth in this paragraph. In the event that any of the First Opportunity Premises becomes available, LESSOR shall notify LESSEE of such fact by a notice (the "Opportunity Notice") given in a manner provided herein for the given notices, which Opportunity Notice shall contain the basic terms and conditions upon which LESSOR is willing to lease the particular First Opportunity Premises to LESSEE including rental rates and other material terms and conditions thereof. Upon LESSEE'S receipt of the Opportunity Notice, LESSEE shall have five (5) business days (time being of the essence in all respects with respect thereto) to notify LESSOR in writing of LESSEE'S election to lease the particular First Opportunity Premises to LESSEE on the terms and conditions contained herein and in the Opportunity Notice. If LESSEE shall fail to so notify LESSOR of LESSEE'S election to so lease within the time period provided above, then LESSOR shall be free to lease the particular First Opportunity Premises on such terms and conditions as LESSOR may obtain, except that LESSOR shall offer the First Opportunity Premises again to LESSEE if LESSOR intends to enter into a lease with a third party at effective rents (taking into account all rental concessions) five percent (5%) or more lower than those offered the LESSEE.

        33.    OPTION TO EXTEND:    Prior to the expiration of the primary lease term, or after the initial seven year lease expires with extensions due to facility expansion as outlined in item 35 of this Lease; tenant may extend this Lease term a period of five years. The lease rate for the option period on the initial 141,180 square foot facility shall be $4.95 per square foot per year (base rent $3.73 per square foot per year, additional charges $0.40 per square foot per year, taxes $0.40 per square foot per year, and tenant improvements $0.42 per square foot per year). The annual lease rate for the option period on any then existing expansion to the initial facility shall be base rate for the expanded portion of the building plus fifteen percent (15%) increase. All other terms and conditions of this Lease shall apply to option period.

        34.    TENANT IMPROVEMENT COST AMORTIZATION:    The additional lease rate for tenant improvements shall remain $0.42 per square foot on the initial 141,180 square feet or Fifty-Nine Thousand Two Hundred Ninety-Five Dollars and no/100 per year ($59,295.00) until the end of the tenth year of this Lease. After ten years this additional rent shall terminate.

        35.    EXPANSION FACILITY:    At any time within 24 months from the occupancy date of July 1, 2000 on the existing 141,180 square foot building, LESSEE may request, and LESSOR shall construct an expansion contiguous to the existing building, providing up to 375,000 square feet (the "Expansion Facility"). The LESSOR'S required expansion option shall be no less than an 110,000 square foot expansion and up to 233,820 square feet. After LESSEE'S notice to LESSOR requesting expansion, LESSOR shall have a maximum of three hundred sixty-five (365) days to complete the Expansion Facility.

          35.1.    The Expansion Facility shall be at least to the same shell construction standards as the existing 141,180 square foot facility including, but not limited to, lighting, electrical, insulation, etc. No tenant improvements are included.

          35.2.    The lease rate for the Expansion Facility shall be calculated to account for both building construction cost increases and financing cost increases as follows:

            35.2.1.    Exhibit "D" attached shows the $33.43 per square foot total building cost and the 7.25 percent (7 1/4%) interest rate applied to the 141,180 square foot building under this Lease and used in LESSOR'S mortgage agreement with ING Investment Management, Inc.

            35.2.2.    The lease rate adjustment for any building expansion under this Lease will be predicated on any increase or decrease in the $33.43 per square foot total building cost and the 7.25 percent (7 1/4%) interest rate used to determine the $3.62 per square foot lease rate for the 141,180 square feet Premises (base lease rate $3.27 per square foot per year and additional charges $0.35 per square foot per year).

            35.2.3.    The base year tax for the Expansion Facility shall be $0.40 cents per square foot. LESSEE shall pay all tax increases, over $0.40 per square foot per year, during the lease term.

            35.2.4.    Each one percent (1%) increase or decrease in the Expansion Facility cost as used by ING Investment Management, Inc. will, respectively, increase or decrease the $3.62 per square foot lease rate by 3.6 cents ($0.036) per square foot or any prorated portion thereof.

            35.2.5.    Each one percent (1%) increase or decrease in the interest rate of 7.25 percent (7 1/4%) as used by ING Investment Management, Inc. will increase or decrease the $3.62 per square foot Expansion Facility lease cost by 33 cents ($0.33) per square foot or any prorated portion thereof.

          35.3.    The initial lease extension period term and rate on the existing 141,180 square foot building, due to the building expansion, shall remain $4.44 per square foot per year (base rent and additional charges $4.02 per square foot per year and Tenant Improvements $0.42 per square foot per year).

          35.4.    The lease term for the Expansion Facility and the existing 141,180 square foot Premises will be for five (5) years firm commencing when the LESSEE takes occupancy of Expansion Facility. However the lease term for the Expansion Facility and the existing 141, 180 square foot Premises shall not expire prior to June 30, 2007.

          35.5.    All other terms and conditions of the Expansion Facility shall be covered and incorporated under this existing Lease Agreement

        36.    AMENDMENTS:    This Lease contains the entire agreement of the parties. No amendments may be made to this Lease except by an agreement in writing executed by all the parties.

        37.    MISCELLANEOUS:    The following provisions are additional terms of this Lease:

          37.1.    The captions of the sections of this Lease are inserted for convenience only and shall not be used in the interpretation or construction of any provisions of this Lease.

          37.2.    If any provision of this Lease is held invalid or unenforceable, the holding shall affect only the provision in question and that provision in other circumstances, and all other provisions of this Lease, shall remain in full force and effect.

          37.3.    The rule that the terms of an agreement are strictly construed against the drafting party shall have no application to the construction of interpretation of this Lease.

        Intending to be fully bound, the parties have executed this Lease the day and year first above written.

MID-WEST TERMINAL WAREHOUSE COMPANY, a Missouri Corporation

By:	/s/ C. RODNEY LAMOTHE C. Rodney LaMothe, President

LESSOR

MUSICIAN'S FRIEND, INC., a Delaware Corporation

By:
/s/ ROBERT V. EASTMAN Robert V. Eastman, Chief Executive Officer

LESSEE

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